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                                                                    EXHIBIT 2.2

                     AMENDMENT TO SHARE PURCHASE AGREEMENT

  This Amendment is made as of this 22nd day of March, 1996 by Pennsylvania Company, a Delaware corporation (the "Shareholder") and BMC Acquisition Company, a Delaware corporation (the "Buyer").

  Whereas, the Shareholder and the Buyer have entered into a Share Purchase Agreement (the "Agreement") dated as of January 5, 1996 providing for the acquisition of all of the issued and outstanding shares of capital stock of Buckeye Management Company, a Delaware corporation ("Company") by the Buyer from the Shareholder; and

  Whereas, the Shareholder and the Buyer desire to amend the Agreement as set forth in this Amendment.

  Now, Therefore, intending to be legally bound, the parties hereto agree as follows:

    1. The Shareholder and the Buyer hereby agree that, prior to the Closing, the Buyer may terminate the existing subscription agreements from the persons listed on the form of Schedule 4.1 originally attached to the Agreement and simultaneously enter into a new subscription agreement with Glenmoor Partners, LLP, a Pennsylvania limited liability partnership, to acquire not less than $5,000,000 of common stock of the Buyer on or before the Closing Date.

    2. The Shareholder and the Buyer hereby agree that the date "April 15, 1995" in Section 8.3(d) and the date "June 30, 1995" in Section 8.3(e) were intended to be and are hereby amended to be "April 15, 1996" and "June 30, 1996" respectively.

    3. The Shareholder and the Buyer hereby agree that Section 8.1 of the Agreement shall be amended to insert the phrase "Except as otherwise specifically set forth in this Agreement in the case of covenants and agreements," at the beginning of such section.

    4. Buyer shall use commercially reasonable efforts to obtain as soon as practicable following the Closing Date, but in no event later than August 14, 1996, the release of Shareholder and its affiliates from all surety bonds for which Shareholder or any of its affiliates is a guarantor or an account party, but which relate to the operations of the Company, the Master Partnership and the Operating Partnerships. Shareholder agrees to keep any such surety bonds in place until August 14, 1996, after which time Shareholder or its affiliates may give notice of cancellation with respect to their guaranty. Buyer agrees to indemnify and hold harmless Seller and its affiliates from any loss arising out of such surety bonds.

    5. All capitalized terms used in this Amendment but not defined herein shall have the same meaning as such term has in the Agreement.

    6. Any provision of this Amendment that is inconsistent with the provisions of the Agreement shall be deemed amended to effectuate the intention of the parties as expressed herein. Every other provision of the Agreement shall remain unchanged and shall remain in full force and effect.

    7. This Amendment may be executed in two or more counterparts, each of which is an original, and all of which together shall be deemed to be one and the same instrument. This Amendment shall become binding when one or more counterparts taken together shall have been executed and delivered by both of the parties. It shall not be necessary in making proof of this Amendment or any counterpart hereof to produce or account for any of the other counterparts.
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  In Witness Whereof, the parties hereto have duly executed this Amendment as of the date first written above.

                                          Pennsylvania Company

                                                     /s/ Neil M. Hahl
                                          By: _________________________________
                                            Name: Neil M. Hahl
                                            Title: Senior Vice President

                                          BMC Acquisition Company

                                                   /s/ C. Richard Wilson
                                          By: _________________________________
                                            Name: C. Richard Wilson
                                            Title: President

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